Exhibit 10.5

August 14, 2025

Hanseung Kang

Re: Additional Benefits
Dear Robert,
Notwithstanding anything in your June 1, 2025 employment agreement with Coupang, Inc. (“Agreement”) or your June 1, 2025 Interim Assignment Letter with Coupang Corp. (“Assignment”), or your May 28, 2025 Additional Benefits letter, we are pleased to offer you the following additional benefits retroactive to June of 2025.
•For June and July of 2025, you will receive $20,000 per month for a total of $40,000 for housing support reflecting the time between your Agreement being entered and your relocation to New York.
This benefits letter shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving regard to the conflict of law principles that would result in any application of any law other than the law of the State of Delaware. For purposes of litigating any dispute related to enforcement of this Letter, relating to it, or arising from it, the parties submit to and consent to the sole and exclusive jurisdiction of the courts of the State of Delaware, and no other courts.
Should you have questions in respect of the content of this letter, please do not hesitate to contact the Company’s Human Resources department.

Sincerely,

Coupang, Inc.

By:	/s/ Harold Rogers

Harold Rogers
General Counsel and Chief Administrative Officer